Exhibit 10.1

AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT, dated as of January 21, 2022 (the “Effective Date”), by and between TCG BDC II, Inc., a Maryland corporation (the “Company”), and Carlyle Global Credit Investment Management L.L.C., a Delaware limited liability company (the “Adviser”).

WHEREAS, the Company is a closed-end management investment fund that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

WHEREAS, the Adviser is an investment adviser that is registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Adviser and the Company are party to that certain investment advisory agreement, dated as of June 26, 2017, pursuant to which the Adviser agreed to furnish investment advisory services to the Company (as amended, the “Original Agreement”); and

WHEREAS, the Company and the Adviser desire to amend and restate the Original Agreement in its entirety as set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree that, effective as of the Effective Date, this Agreement shall supersede the Original Agreement (and the Original Agreement shall be deemed of no further force and effect whatsoever):

1.	Duties of the Adviser.

(a)    The Adviser shall act as the investment adviser to the Company to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the Board of Directors of the Company (the “Board”), for the period and upon the terms herein set forth, (i) in accordance with the investment objective, policies and restrictions that are set forth from time to time in the Company’s filings made with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including its registration statement on Form 10, and the Investment Company Act, and in the Company’s reports to its stockholders; (ii) in accordance with all other applicable federal and state laws, rules and regulations, and the Company’s articles of amendment and restatement and by-laws, as each shall be amended from time to time; and (iii) in accordance with the Investment Company Act and the applicable rules and regulations thereunder. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement, (i) determine the composition of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of the investments made by the Company; (iii) monitor the Company’s investments; (iv) determine the securities and other assets that the Company will purchase, retain, or sell; (v) perform due diligence on prospective portfolio companies; (vi) assist the Board with its valuation of the Company’s assets, including, if so designated by the Board, performing fair value determinations of the Company’s assets as the Board’s valuation designee; (vii) direct investment professionals of the Adviser to provide managerial assistance to portfolio companies of the Company as requested by the Company, from time to time and (viii) provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds. Subject to the supervision of the Board, the Adviser shall have the power and authority on behalf of the Company to effectuate its investment decisions for the Company, including the execution and delivery of all documents relating to the Company’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company. In the event that the Company determines to incur debt financing, the Adviser will arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Board. If it is necessary for the Adviser to make investments on behalf of the Company through a special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle (in accordance with the Investment Company Act).

(b)    The Adviser hereby agrees during the term hereof to act as investment adviser to the Company and to render the services described herein for the compensation provided herein.

(c)    This Agreement is intended to create, and creates, a contractual relationship for services to be rendered by the Adviser acting in the ordinary course of its business and is not intended to create, and does not create, a partnership, joint venture or any like relationship among the parties hereto (or any other parties). The Adviser shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

(d)    The Adviser shall keep and preserve for the period required by the Investment Company Act any books and records relevant to the provision of its investment advisory services to the Company and shall specifically maintain all books and records in accordance with Section 31(a) of the Investment Company Act and the rules thereunder with respect to the Company’s portfolio transactions and shall render to the Board such periodic and special reports as the Board may reasonably request. The Adviser agrees that all records that it maintains for the Company are the property of the Company and will surrender promptly to the Company any such records upon the Company’s request, provided that the Adviser may retain a copy of such records.

(e)    Subject to the prior approval by the Board and the stockholders of the Company to the extent required under the Investment Company Act, the Adviser is hereby authorized to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder. Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Company’s investment objective and policies, and work, along with the Adviser, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Company, subject to the oversight of the Adviser and the Company. The Company shall be responsible for any compensation payable to any Sub-Adviser. Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of the Investment Company Act and other applicable federal and state law.

2.	Company’s Responsibilities and Expenses Payable by the Company.

All investment professionals of the Adviser, and their respective staffs, when and to the extent engaged in providing investment advisory and management services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, will be provided and paid for by the Adviser and not by the Company. The Company will bear all expenses of its operations and transactions, including (without limitation except as noted) those relating to: the costs associated with any offerings of the Company’s common stock and other securities; calculating individual asset values and the Company’s net asset value (including the cost and expenses of any independent valuation firms); expenses, including travel expenses, incurred by the Adviser, or members of its investment team, or payable to third parties, performing due diligence on prospective portfolio companies and, if necessary, expenses of enforcing the Company’s rights; the management fee and any incentive fees payable under this Agreement; certain costs and expenses relating to distributions paid on the Company’s shares; administration fees payable under the administration agreement (as amended from time to time, the “Administration Agreement”) between the Company and Carlyle Global Credit Administration L.L.C. (the “Administrator”) and sub-administration agreements, including related expenses; debt service and other costs of borrowings or other financing arrangements; the allocated costs incurred by the Adviser in providing managerial assistance to those portfolio companies that request it; amounts payable to third parties relating to, or associated with, making or holding investments; the costs associated with subscriptions to data service, research-related subscriptions and expenses and quotation equipment and services used in making or holding investments; transfer agent and custodial fees; costs of hedging; commissions and other compensation payable to brokers or dealers; federal and state registration fees; any U.S. federal, state and local taxes, including any excise taxes; independent director fees and expenses; costs of preparing financial statements and maintaining books and records, costs of preparing tax returns, costs of Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”), compliance and attestation and costs of filing reports or other documents with the SEC (or other regulatory bodies), and other reporting and compliance costs, including registration and listing fees, and the compensation of professionals responsible for the preparation or review of the foregoing; the costs of any reports, proxy statements or other notices to the Company’s stockholders (including printing and mailing costs), the costs of any stockholders’ meetings and the compensation of investor relations personnel responsible for the preparation of the foregoing and related matters; the costs of specialty and custom software for monitoring risk, compliance and overall portfolio, including any development costs; the Company’s fidelity bond; directors and officers/errors and omissions liability insurance, and any other insurance premiums; indemnification payments; direct fees and expenses associated with independent audits, agency, consulting and legal costs; and all other expenses incurred by either the Administrator or the Company in connection with administering its business, including payments under the Administration Agreement for administrative services that will be equal to an amount that reimburses the Administrator for its costs and expenses and the Company’s allocable portion of overhead incurred by the Administrator in performing its obligations under the Administration Agreement, including compensation paid to or compensatory distributions received by its officers (including its Chief Financial Officer and Chief Compliance Officer) and any of their respective staff who provide services to the Company, operations staff who provide services to the Company, and any internal audit staff, to the extent internal audit performs a role in the Company’s Sarbanes-Oxley internal control assessment.

3.	Compensation of the Adviser.

The Company agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a management fee (“Management Fee”) and an incentive fee (“Incentive Fee”) as hereinafter set forth.  The Company shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct.

(a)    The Management Fee shall be calculated at an annual rate of 1.00% of the sum of (x) the value of the Company’s Net Assets (as defined below) as of the end of the immediately preceding calendar quarter plus (y) the aggregate amount of capital drawn from stockholders (or reinvested in the Company pursuant to the Company’s dividend reinvestment plan) during the current calendar quarter minus (z) the aggregate amount of distributions (including issuer share repurchases in connection with issuer tender offers or otherwise) made by the Company during the current calendar quarter (but, with respect to distributions, only to the extent such distributions were not declared and accounted for on the books and records of the Company in a previous quarter). The Management Fee shall be payable quarterly in arrears and shall be appropriately pro-rated for any partial month or quarter.

(b)    The Incentive Fee shall consist of two parts, as follows:

(i)          The first part of the Incentive Fee will be calculated and payable quarterly in arrears based on the Pre-Incentive Fee net investment income (as defined below) for the preceding calendar quarter.

(A)        For any full calendar quarter prior to the first full calendar quarter commencing on or after the Effective Date, the Company will pay the Adviser an Incentive Fee with respect to the Company’s Pre-Incentive Fee net investment income in such calendar quarter as follows:

(I)          with the exception of the Capital Gains Fee (as defined and discussed below), no Incentive Fee in any calendar quarter in which the Company’s Pre-Incentive Fee net investment income does not exceed the Hurdle Rate (as defined below);

(II)        100% of the Company’s Pre-Incentive Fee net investment income with respect to that portion of such Pre-Incentive Fee net investment income, if any, that exceeds the Hurdle Rate but is less than 2.0625% in any calendar quarter (8.25% annualized); and

(III)       15% of the amount of the Company’s Pre-Incentive Fee net investment income, if any, that exceeds 2.0625% in any calendar quarter (8.25% annualized).

(B)          For any full calendar quarter commencing on or after the Effective Date, the Company will pay the Adviser an Incentive Fee with respect to the Company’s Pre-Incentive Fee net investment income in each calendar quarter as follows:

(I)        with the exception of the Capital Gains Fee, no Incentive Fee in any calendar quarter in which the Company’s Pre-Incentive Fee net investment income does not exceed the Hurdle Rate;

(II)        100% of the Company’s Pre-Incentive Fee net investment income with respect to that portion of such Pre-Incentive Fee net investment income, if any, that exceeds the Hurdle Rate but is less than 1.43% in any calendar quarter (5.72% annualized); and

(III)       12.5% of the amount of the Company’s Pre-Incentive Fee net investment income, if any, that exceeds 1.43% in any calendar quarter (5.72% annualized).

These calculations will be appropriately prorated for any period of less than three months and appropriately adjusted for any share issuances or repurchases during the current quarter.

(C)    For purposes of this Agreement:

(I)        “Pre-Incentive Fee net investment income” means consolidated interest income, dividend income and any other income (including any other fees (other than fees for providing managerial assistance), such as commitment, origination, structuring, diligence and consulting fees or other fees that the Company receives from portfolio companies) accrued by the Company during the calendar quarter, minus the Company’s consolidated operating expenses for the quarter (including the Management Fee, expenses payable under the Administration Agreement, and any interest expense or fees on any credit facilities or outstanding debt and dividends paid on any issued and outstanding preferred stock, but excluding the Incentive Fee). Pre-Incentive Fee net investment income includes, in the case of investments with a deferred interest feature (such as debt instruments with pay-in-kind interest and zero-coupon securities), accrued income that the Company has not yet received in cash.  Pre-Incentive Fee net investment income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

(II)        Pre-Incentive Fee net investment income, expressed as a rate of return on the average Hurdle Calculation Value (as defined below) as of the beginning and the end of the immediately preceding calendar quarter, will be compared to a “Hurdle Rate” of 1.25% per quarter (5% annualized); provided, however, that the Hurdle Rate shall be 1.75% per quarter for any calendar quarter prior to the first full calendar quarter commencing on or after the Effective Date.

(III)      “Hurdle Calculation Value” means, on any given day, the sum of (x) the value of the Company’s Net Assets (as defined below) as of the end of the calendar quarter immediately preceding such day plus (y) the aggregate amount of capital drawn from stockholders (or reinvested in the Company pursuant to the Company’s dividend reinvestment plan) from the beginning of the current quarter to such day minus (z) the aggregate amount of distributions (including issuer share repurchases in connection with issuer tender offers or otherwise) made by the Company from the beginning of the current quarter to such day (but, with respect to distributions, only to the extent such distributions were not declared and accounted for on the books and records of the Company in a previous quarter).

(IV)     “Net Assets,” as used solely for purposes of calculating the Management Fee and the Incentive Fee under this Agreement, means the Company’s Gross Assets (as defined below) less consolidated indebtedness, determined in accordance with generally accepted accounting principles in the United States.

(V)      “Gross Assets,” as used solely for purposes of calculating the Management Fee and Incentive Fee under this Agreement, shall (i) be determined on a consolidated basis in accordance with generally accepted accounting principles in the United States, (ii) include assets acquired through the incurrence of debt or borrowing arrangements, and (iii) exclude cash and any temporary investments in cash-equivalents, including U.S. government securities and other high-quality investment grade debt investments that mature in 12 months or less from the date of investment.

(ii)    The second part of the Incentive Fee (the “Capital Gains Fee”) will be determined and payable in arrears as of the end of each calendar year (or upon termination of this Agreement as set forth below).

(A)          The Capital Gains Fee is calculated at the end of each applicable year by subtracting (I) the sum of the Company’s cumulative aggregate realized capital losses (as defined below) and aggregate unrealized capital depreciation (as defined below) from (II) the Company’s cumulative aggregate realized capital gains (as defined below), in each case calculated from inception.  If such amount is positive at the end of such year, then the Capital Gains Fee for such year is equal to 12.5% of such amount, less the aggregate amount of Capital Gains Fees paid in all prior years.  If the Capital Gains Fee as calculated in the first sentence of this paragraph is negative, or the Company’s cumulative total return does not exceed a 7% annual return on weighted average cumulative capital called less cumulative distributions categorized as Returned Capital (as defined below), then there is no Capital Gains Fee for such year.  If this Agreement shall terminate as of a date that is not a calendar year end, the termination date shall be treated as though it were a calendar year end for purposes of calculating and paying a Capital Gains Fee.

(B)          For purposes of this Section 3(b)(ii):

(I)          The “cumulative aggregate realized capital gains” are calculated as the sum of the differences, if positive, between (a) the sales price of each investment in the Company’s portfolio when sold, net of any selling commissions or other selling expenses (the “net sales price”) and (b) the accreted or amortized cost basis of such investment when sold.

(II)        The “cumulative aggregate realized capital losses” are calculated as the sum of the amounts by which (a) the net sales price of each investment in the Company’s portfolio when sold is less than (b) the accreted or amortized cost basis of such investment when sold.

(III)       The “aggregate unrealized capital depreciation” is calculated as the sum of the differences, if negative, between (a) the valuation of each investment in the Company’s portfolio as of the applicable Capital Gains Fee calculation date and (b) the accreted or amortized cost basis of such investment as of the applicable Capital Gains Fee calculation date.

(IV) The term “Returned Capital” means (i) any portion of distributions made by the Company to a stockholder which represents (A) proceeds realized from the sale or repayment of any investment, as opposed to investment income (but not in excess of the cost of any such investment), or (B) a return of such stockholder’s capital contributions to the Company, as determined by the Board, and/or (ii) any amount drawn down by the Company from unused capital commitments from stockholders (as such amount of unused capital commitments may be increased by Returned Capital received by such investor) to pay the Management Fee, the Incentive Fee or Company expenses.

4.	Covenants of the Adviser.

The Adviser covenants that it will remain registered as an investment adviser under the Advisers Act so long as it is the investment adviser to the Company and the Company maintains its election to be regulated as a BDC under the Investment Company Act or otherwise is an investment company registered under the Investment Company Act. The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

5.	Excess Brokerage Commissions.

The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio, and constitutes the best net results for the Company.

6.	Limitations on the Employment of the Adviser.

The services of the Adviser to the Company are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company, so long as its services to the Company hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Company’s portfolio companies, subject to applicable law). So long as this Agreement or any extension, renewal or amendment remains in effect, the Adviser shall be the only investment adviser for the Company, subject to the Adviser’s ability to enter into sub-advisory agreements consistent with the requirements of this Agreement. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and stockholders of the Company are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, stockholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Company as stockholders or otherwise.

7.	Responsibility of Dual Directors, Officers and/or Employees.

If any person who is a manager, partner, officer or employee of the Adviser or the Administrator is or becomes a director, officer and/or employee of the Company and acts as such in any business of the Company, then such manager, partner, officer and/or employee of the Adviser or the Administrator shall be deemed to be acting in such capacity solely for the Company, and not as a manager, partner, officer or employee of the Adviser or the Administrator or under the control or direction of the Adviser or the Administrator, even if paid by the Adviser or the Administrator.

8.	Limitation of Liability of the Adviser; Indemnification.

(a)    The Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including without limitation, its sole member and the Administrator) shall not be liable to the Company for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Company (except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services), and the Company shall indemnify, defend and protect the Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including without limitation, its sole member and the Administrator, each of whom shall be deemed a third-party beneficiary hereof) (each, individually, an “Indemnified Party” and collectively, the “Indemnified Parties”) and hold each of them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by any of them in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance in good faith of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Company. The Company’s indemnification of the Indemnified Parties shall, to the extent not in conflict with such insurance policy, be secondary to any and all payment to which any Indemnified Party is entitled from any relevant insurance policy issued to or for the benefit of the Company and its affiliates or any Indemnified Party. The Company’s indemnification of the Indemnified Parties shall also be secondary to any payment pursuant to any other indemnification obligation of any other relevant entity or person, including under any insurance policy issued to or for the benefit of such other entity or person, in all cases, to the extent not in conflict with the applicable other indemnification or insurance contract. In the event of payment by the Company under this Agreement and pursuant to its indemnification obligations, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of any Indemnified Party, including the rights of the Indemnified Parties under any insurance policies.

(b)    For any claims indemnified by the Company under Section 8(a) above, to the fullest extent permitted by law, the Company shall promptly pay expenses (including legal fees and expenses) incurred by any Indemnified Party in appearing at, participating in or defending any action, suit, claim, demand or proceeding in advance of the final disposition of such action, suit, claim, demand or proceeding, including appeals, within 30 days after receipt by the Company of a statement or statements from the Indemnified Party requesting such advance or advances from time to time.  Each Indemnified Parties hereby undertakes to repay any amounts advanced on its behalf (without interest) to the extent that it is ultimately determined that the Indemnified Party is not entitled under this Agreement to be indemnified by the Company.  Such undertaking shall be unsecured and accepted without reference to the financial ability of the Indemnified Parties to make repayment and without regard to the Indemnified Parties’ ultimate entitlement to indemnification under the other provisions of this Agreement. No other form of undertaking shall be required of the Indemnified Parties other than the execution of this Agreement.

(c)    Notwithstanding the above provisions of Section 8 of this Agreement, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder).

9.	Effectiveness, Duration and Termination of Agreement.

(a)    This Agreement shall become effective as of the Effective Date. The provisions of Section 8 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as set forth in this Section 9, the Adviser shall be entitled to any amounts owed under Section 3 through the date of termination or expiration and Section 8 shall continue in force and effect and apply to the Adviser and its representatives as and to the extent applicable.

(b)    This Agreement shall continue in effect for two years from the Effective Date and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by the vote of the Board and by the vote of a majority of the Company’s directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act.

(c)    This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, by the vote of a majority of the outstanding voting securities of the Company, by the vote of the Board or by the Adviser.

(d)    This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act).

10.	Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

11.	Amendments.

This Agreement may be amended by mutual consent, but the consent of the Company must be obtained in conformity with the requirements of the Investment Company Act.

12.	Entire Agreement; Governing Law.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof, and in accordance with the applicable provisions of the Investment Company Act. To the extent the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control. To the fullest extent permitted by the Investment Company Act and the Advisers Act, as amended, the sole and exclusive forum for any action, suit or proceeding with respect to this Agreement shall be a federal or state court located in the State of Delaware, and each party hereto, to the fullest extent permitted by law, hereby irrevocably waives any objection that it may have, whether now or in the future, to the laying of venue in, or to the jurisdiction of, any and each of such courts for the purposes of any such action, suit or proceeding and further waives any claim that any such action, suit or proceeding has been brought in an inconvenient forum, and each party hereto hereby submits to such jurisdiction and consents to process being served in any such action, suit or proceeding, without limitation, by United States mail addressed to the party at its principal office.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the Effective Date.

TCG BDC II, INC.

By:	/s/ Linda Pace
Name:	Linda Pace
Title:	Chief Executive Officer and President

CARLYLE GLOBAL CREDIT INVESTMENT MANAGEMENT L.L.C.

By:	/s/ Joshua Lefkowitz
Name:	Joshua Lefkowitz
Title:	Global Credit Chief Legal Officer

[Signature Page to TCG BDC II, Inc. Amended and Restated Investment Advisory Agreement]